Exhibit 10.1

October 27, 2009

Mr. Steven C. Speak

Re: Retirement Agreement

Dear Mr. Speak:

This letter agreement (the "Retirement Agreement") is to confirm our discussions that effective as of the date of this letter, you are no longer an officer of Cytec Industries Inc. (together with its direct and indirect subsidiaries, the "Company"), a member of the Cytec Executive Leadership Team or an officer or director of Cytec Engineered Materials Inc.

If you do not sign this Retirement Agreement within 21 days after the above date, or if you sign and subsequently revoke this Retirement Agreement within the time period specified in Section XIV below, you will not be eligible to receive any compensation or benefits under this Retirement Agreement or the Executive Income Continuity Plan (the "Plan") and your status as an employee of the Company will terminate 21 days after the above date, or if different, the date you revoke this Retirement Agreement. The benefits available to you under the Plan, and the additional benefits we are offering to provide you in excess of those specified in the Plan, are all set forth in this Retirement Agreement.

  Official Termination Date.

Your status as an employee of the Company will terminate effective October 31, 2009 (your "Official Termination Date"). Except as otherwise set forth in this Retirement Agreement, you will continue to receive pay and benefits through your Official Termination Date in accordance with existing Company practices, policies and benefit plans. You will not receive any additional grants of long-term incentives, including, but not limited to, stock options and performance awards.

Your last day of work in the office will be October 27, 2009. You agree that through your Official Termination Date you will on reasonable advance notice consult by telephone and email with employees and agents of the Company regarding the business of the Company.

II. Executive Income Continuity Plan:

A copy of the Plan as in effect is attached hereto as Exhibit A. Due to the circumstances of the termination of your employment, you will receive the benefits specified in the Plan (as described herein) applicable to a member of the Plan whose employment is terminated without "Cause" provided you do not revoke this Retirement Agreement within the time period specified in Section XIV below.

Under Section 5 of the Plan, you will be entitled to an income continuation benefit of $622,674 (equivalent to one year's salary plus your target bonus for one year multiplied by your average percentage of par (121.65%) bonus for the two preceding fiscal years) payable in 12 equal monthly installments. Under Section 5(c) of the Plan, the first six monthly payments will be paid to you in a lump sum on the first business day of the seventh month following your Official Termination Date, i.e., May 3, 2010. The last six monthly payments will be paid to you in arrears on or about the last business day of each month. These payments are subject to federal, state and other local applicable taxes and withholdings. In addition, the Company will deduct from these amounts any outstanding balances due on Company credit cards issued to you; the value of any Company property which you have not returned to the Company as of your Official Termination Date; and any other amounts owed by you to the Company as of such date, including if you elect benefits continuation, your share of the cost of Company provided benefits determined consistently with charges to other Company employees, as in effect from time to time.

The Company will reimburse you for all amounts it is required to reimburse you under Section 6 of the Plan. In addition, the Company will reimburse you up to $2,000 for your legal fees to review this Retirement Agreement.

In accordance with Section 8 of the Plan, your excess personal liability insurance benefits, group life insurance benefits, comprehensive Medical, Dental, Vision and AD&D benefits and Ayco financial consulting and tax preparation benefits will be maintained for two years following your Official Termination Date on the same basis as for other employees eligible for such benefits. The period of time during which your benefits are continued under this provision is included in and is not in addition to the 18 month continuation period provided for under "COBRA". At the end of this period the appropriate conversion notices or other applications with respect to employee benefits will be provided to you. Accrual of benefits under the Retirement Plan, Savings and Profit Sharing Plan and related supplemental plans, and Spending Accounts, as well as participation in disability coverage, ends at your Official Termination Date.

III. Vacation Pay

You will be paid $35,000 for your remaining accrued and unused 2009 vacation days within 10 business days after your Official Termination Date.

IV. Stock Options and SARs

On your Official Termination Date, all of your then currently exercisable options and SARs (collectively, "Options") will have their expiration date changed to October 31, 2010. One-third of the Options granted to you in 2007, two-thirds of the Options granted to you in 2008 and all of the Options granted to you in 2009 will not be exercisable on your Official Termination Date and will accordingly be forfeited on that date. The forfeited amounts represent Options with respect to 6,000, 13,334 and 27,000 shares respectively.

V. Performance Cash Awards.

You have three outstanding Performance Awards. All three of these awards will be forfeited on your Official Termination Date.

VI. Deferred Stock Awards

You currently hold Deferred Stock Awards aggregating approximately 17,710 shares. In accordance with the terms of the 1993 Stock Award and Incentive Plan and your previous elections, these shares will be paid to you in a lump sum on the first business day of the seventh month following your Official Termination Date, i.e., May 3, 2010.

VII. Supplemental Savings and Profit Sharing Plan

As of September 30, 2009, you had a balance of approximately $515,000 in the Supplemental Savings and Profit Sharing Plan. In accordance with the terms of the Supplemental Savings and Profit Sharing Plan and your previous elections, all of your plan balance except the portion relating to your 2009 contributions will be paid to you in a lump sum on the first business day of the seventh month following your Official Termination Date, i.e., May 3, 2010. The portion of your balance relating to your 2009 contributions will be paid to you in 5 annual installments: 1/5 of the then remaining balance on May 3, 2010; 1/4 on November 1, 2011; 1/3 on November 1, 2012; 1/2 on November 1, 2013 and the remaining balance on November 1, 2014.

VIII. Incentive Compensation

If you do not revoke this Retirement Agreement during the time period specified in Section XIV below, the Compensation and Management Development Committee will authorize the payment to you of an incentive compensation award for 2009 of $80,000 based on your salary through October 31, 2009. This amount will be paid to you at the same time as 2009 incentive compensation awards are paid to other Executive Officers, which is anticipated to be in February or March of 2010.

IX. Consulting Agreement

You and the Company agree to execute the consulting agreement in the form attached hereto as Exhibit B (the "Consulting Agreement") promptly after you execute this Agreement and the time period for you to revoke this Agreement pursuant to Section XIV below has expired.

X. Release

In return for the payments and benefits described in this Retirement Agreement, you do hereby waive and do hereby release, knowingly and willingly, the Company, its subsidiaries, successors and predecessors, and its and their employees, agents, directors and officers, past and present (collectively, the "Releasees"), from any and all claims of any nature whatsoever you have arising out of your employment and/or the termination of your employment with the Company, known or unknown, including but not limited to any claims you may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866, 1964 and 1991, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act and the Worker Adjustment Retraining and Notification Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Internal Revenue Code, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the New Jersey Law Against Discrimination and any other applicable federal, state, county or local law, ordinance or statute including claims for attorneys' fees, provided, however, that this release does not apply to claims for benefits under Company-sponsored benefit plans covered under the Employee Retirement Income Security Act; does not apply to claims arising out of obligations expressly undertaken in this Retirement Agreement and does not apply to claims arising out of any act or omission occurring after the date you sign this Retirement Agreement. Any rights to benefits under Company-sponsored benefit plans are governed exclusively by the written plan documents. You acknowledge and understand that this paragraph is intended to prevent you from making any claims against any Releasee (and individuals acting for any Releasee) regarding any matter or incident up to the date you execute this Retirement Agreement. In exchange for the payments and benefits described in this Retirement Agreement, except as otherwise expressly set forth in this Retirement Agreement, you agree and covenant not to sue and not to bring an action of any kind against any Releasee, its past, present and future parent corporations, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents, arising out of your employment and/or your Retirement, before any court or other forum.

If you breach the terms of the release and waiver contained in the preceding paragraph, then as liquidated damages you agree to repay the Company all amounts paid to you pursuant to the provisions of the Plan and Sections IV and VIII of this Retirement Agreement and the Consulting Agreement within five days of bringing suit and that any additional payments due you under the terms of the Plan and Sections IV and VIII of this Retirement Agreement and the Consulting Agreement. You acknowledge and agree that the liquidated damages are fair and reasonable, and that the Company would not be able to quantify its damages absent this liquidated damages provision. Moreover, if you breach the terms of the release and waiver contained in the preceding paragraph by bringing suit, you agree to pay the attorneys' fees each Releasee incurs in defending against such suit.

If you bring suit and fail to repay the amounts paid to you pursuant to the provisions of the Plan, you hereby consent to the entry of judgment against you and in favor of the Company in the gross amount of such payments.

If you do not revoke this Retirement Agreement within the revocation period described below, you will obtain the benefits pursuant to the terms of the Plan and this Agreement. If you subsequently revoke this Retirement Agreement within the revocation period described below, you will forego the benefits provided pursuant to the terms of the Plan and the additional benefits specified in Sections IV and VIII of this Retirement Agreement, but you will obtain the other benefits provided under applicable law, including the right to extend, for a charge, certain employee benefits and any notice period pay to which you are entitled.

XI. Non-Competition Agreement

For purposes of this Section XI,

  "Affiliate" means any entity controlling, controlled by or under common control with a Prohibited Company.
  "Competing Business Segment" means any subsidiary, division or business unit of any entity which researches and develops, manufactures, sells or distributes carbon fibers, advanced composites or aerospace adhesives, provided that "Competing Business Segment" shall not include any subsidiary, division or business unit of a Prohibited Company.
  "Non-Compete Period" means the period from the date of this Retirement Agreement through the second anniversary of your Official Termination Date.
  "Prohibited Company" means ACG, Gurit, Hexcel, SGL, Tencate or Toray, or any of their Affiliates or any successor to substantially all of the business of ACG, Gurit, Hexcel, SGL, Tencate or Toray.
  "Restricted Activities" means the development or oversight of marketing, research and development, operations, sales, strategy or finance for any Prohibited Company in any capacity, including, but not limited to, as a director, officer, employee, advisor, consultant or agent or for any Restricted Business as an officer, employee, advisor, consultant or agent.
  "Restricted Business" means any entity which researches and develops, manufactures, sells or distributes: carbon fibers for aerospace applications, continuously reinforced thermosetting prepreg composites for aerospace applications, continuously reinforced carbon fiber thermoplastic prepregs for primary or secondary aerospace structures, structural film adhesives for aerospace applications, primers for aerospace applications or ablatives.

In consideration of the amounts payable to you under the terms of the Plan and the additional amounts payable to you under the terms of this Retirement Agreement to the extent such additional amounts are in excess of the amounts the Company is required to pay to you under applicable law, you agree that during the Non-Compete Period you will not without the prior written consent of the CEO of the Company engage in any Restricted Activities for any Prohibited Company or any Restricted Business anywhere in the world. Notwithstanding the foregoing, you shall not be prohibited by this Section XI from performing services for any entity (other than Prohibited Companies) that has a Competing Business Segment provided you do not engage in any Restricted Activities with respect to the Competing Business Segment and you notify the CEO of the Company of the nature of any such services you will be performing for such entity a reasonable time prior to beginning performance of such services.

You agree that during the Non-Compete Period you will not, without the prior written consent of the CEO of the Company, solicit or attempt to solicit for employment for or on behalf of any entity, any person who on the date of this Retirement Agreement was employed by the Company as a manager or executive and with whom you had professional interaction after January 1, 2009.

You acknowledge that the restrictions, prohibitions, and other provisions of this Section XI are reasonable, fair and equitable in scope, terms and duration, and are necessary to provide the Company with reasonable protection for its interests.

You acknowledge that you have received or will receive and had access or will have access to confidential information and trade secrets of the Company, including, but not limited to, confidential and secret business and marketing plans, strategies, research developments and manufacturing knowhow. You agree that these trade secrets and confidential information have provided the Company with material advantages over its competitors in the past and will provide the Company a material advantage in the future. You agree that the Company would be permanently and irreparably harmed if these trade secrets and confidential information were disclosed in any manner to a competitor of the Company. You agree that the provisions of your employment agreement providing you will not disclose or use such information remain in effect and that you will abide by such provisions.

You agree that, were you to violate the terms of this Section XI by performing Restricted Activities for a Restricted Business during the Non-Compete Period, you would inevitably disclose confidential information and trade secrets held by the Company and known to you.

You agree that if you breach or threaten to breach any of the provisions of this Section XI, the Company shall be entitled as of right to specific performance and injunctive relief as remedies from any court having equity jurisdiction for any such breach or threatened breach. It is specifically understood and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company's rights and remedies hereunder shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

XII. Non-Disparagement Agreement

For a period of three years from the date of this Retirement Agreement, you agree you will not make any written or oral disparaging, defamatory or derogatory statements concerning the Company, its subsidiaries, their respective businesses, products, services and policies, and their respective current officers, employees and directors, or any person who has served as any such officer, employee or director within the previous year. For a period of three years from the date of this Retirement Agreement, the Company agrees that neither it nor any of its executive officers will make any written or oral disparaging, defamatory or derogatory statements concerning you to any third parties. It is agreed that statements of any employees of the Company other than its executive officers will not be imputed to the Company unless approved or directed by an executive officer of the Company.

XIII. Miscellaneous

If any court of competent jurisdiction determines that any portion of Section XI of this Agreement is unenforceable because of the duration or geographic scope of the provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding the foregoing, should any of the provisions of this Retirement Agreement be invalidated by a court of competent jurisdiction without exercising its power to amend the provision to make it enforceable, the parties agree that this shall not affect the enforceability of the other provisions of this Retirement Agreement and the parties shall negotiate the invalid provision or provisions in good faith to effectuate its or their purpose and to conform the provision or provisions to law. This Retirement Agreement may be amended or modified only by an agreement in writing, signed by both parties.

This Retirement Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties agree that any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in New Jersey. Each party irrevocably consents to the jurisdiction of such courts and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such party is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Retirement Agreement may not be enforced in or by such court.

XIV. Acknowledgement and Certification

You, the employee, acknowledge and certify that you:

    have read and understand all of the terms of this Retirement Agreement and do not rely on any representation or statement, written or oral, not set forth in this Retirement Agreement;

    have had a reasonable period of time to consider this Retirement Agreement;

    are signing this Retirement Agreement knowingly and voluntarily;

    have been advised to consult with an attorney before signing this Retirement Agreement;

    have the right to consider the terms of this Retirement Agreement for at least 21 days and if you take fewer than 21 days to review this Retirement Agreement, you hereby waive any and all rights to the balance of the 21-day review period; and

    have the right to revoke this Retirement Agreement within seven days after signing it, in which event this Retirement Agreement becomes null and void in its entirety.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

If this Retirement Agreement is acceptable to you, please indicate by signing the enclosed copy of this Retirement Agreement and returning it to me as outlined above. If you have any questions concerning the foregoing, please contact me.

Sincerely,

/s/ Roy Smith

Roy Smith

VP, General Counsel & Secretary

Accepted and Agreed:

/s/ Steven C. Speak________________ 10/30/2009

Steven C. Speak Date

_X__ I elect to have my current benefits continue for the two year period specified in Section I.

____ I decline benefit continuation during the two year period specified in Section I.

Exhibit A

CYTEC INDUSTRIES INC.

Executive Income Continuity Plan

(as amended and restated October 15, 2009)

1. Purpose. The purpose of this Executive Income Continuity Plan (the "Plan") is to retain the services of executives in the senior management group of Cytec Industries Inc. (the "Company") and its subsidiaries and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.

The Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder and related guidance issued by the Internal Revenue Service ("IRS").

2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

(a) "Board of Directors" shall mean the board of directors of Cytec Industries Inc.

(b) "Cause" shall mean (i) the willful and continued failure by a Participant substantially to perform such Participant's duties with the Company (other than any such failure resulting from such Participant's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed such Participant's duties, or (ii) the willful engaging by the Participant in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a Participant shall be considered "willful" unless done, or omitted to be done, by such Participant without reasonable belief that such Participant's action or omission was in the best interests of the Company and was lawful.

(c) A "Change in Control" shall be deemed to have occurred upon the occurrence of the one of the following events:

(i) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.

(d) "Company" shall mean Cytec Industries Inc. and, except for the purposes of Section 2(c) of the Plan, shall include any of its subsidiaries which employs Participants of this Plan.

(e) "Compensation Committee" shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

(f) "Date of Termination" shall mean (i) if the employment of a Participant is terminated by death, the date of such Participant's death, (ii) if the Participant retires, the date of such Participant's retirement, (iii) if such employment is terminated by the Company other than for Cause or other than as a result of Disability, the date specified in the Notice of Termination, (iv) if such employment is terminated for Disability, the date of such Participant's Disability, (v) if employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination, (vi) if the Participant's employment is terminated following a Change in Control, the date in the Notice of Termination, and (vii) otherwise shall be the last day of work.

(g) "Disability" shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h) "Good Reason" shall mean:

(i) A change in assignment resulting in the assignment to a Participant of substantially reduced responsibilities compared with those assigned to such Participant prior to such change, or any change in such Participant's status, authority or position which represents a demotion (actual or de facto) from such Participant's status, authority or position immediately prior to such change, except in connection with the termination of such Participant's employment because of death or retirement, by the Company for Disability or Cause, or by such Participant other than for a Good Reason enumerated in any of the following subparagraphs of this subsection (h);

(ii) The assignment to a Participant of duties inconsistent with such Participant's responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

(iii) A reduction in the then current base salary of a Participant unless substantially all other Participants have their base pay reduced by a similar percentage at approximately the same time, or a reduction in the then current base salary of a Participant that occurs (i) after a Change in Control or (ii) while a Prospective Change in Control is pending if the pending Prospective Change in Control becomes a Change in Control within one year after the date of such reduction in base salary;

(iv) A failure to pay a Participant any portion of such Participant's current or deferred compensation within seven (7) days of the date such compensation is due;

(v) The relocation of the principal executive offices of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Participant to be based anywhere other than the principal executive offices (or, if a Participant is not based at such executive offices, requiring such Participant to be based at another location not within 50 miles of such location) except for required travel on business to an extent substantially consistent with such Participant's duties and responsibilities, or in the event of consent to any such relocation of the base location of a Participant the failure to pay (or provide reimbursement for) all expenses of such Participant incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect immediately prior to the Change in Control;

(vi) The failure to continue in effect any benefit or compensation plan (including but not limited to the Long-Term Disability Plan, the I.C. Plan, this Plan, the stock option, stock appreciation rights and stock appreciation right features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees' Savings Plan, the Supplemental Savings Plan, life insurance plan, health and accident plan, disability or vacation plan in which a Participant is participating, or the taking of any action which would adversely affect participation (including the Participant's eligibility to participate, the amount of the Participant's benefits, and the level of the Participant's participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any "rabbi trust" created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements; provided that any of the events specified in this clause (vi) shall constitute Good Reason only if such event occurs (i) after a Change in Control or (ii) while a Prospective Change in Control is pending if the pending Prospective Change in Control becomes a Change in Control within one year after the date of any of the events specified in this clause (vi);

(vii) The failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 10 of the Plan; or

(viii) Any purported termination of a Participant's employment by the Company which is not effected pursuant to a Notice of Termination as herein defined.

(i) "I.C. Plan" means the existing system of annual cash bonuses payable to Company employees (including Participants), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

(j) "Notice of Termination" shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis. The Notice of Termination shall also include the date of termination.

(k) "Officers" shall mean the chairman, vice chairman, president, and any other person designated as an executive officer of Cytec Industries Inc. by resolution of the Board of Directors.

(l) "Participant" shall mean a person who is employed by the Company on a full-time basis (as reflected in the Company's payroll records) and for a regular fixed compensation (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3 of the Plan.

(m) "Prospective Change in Control" shall have the meaning as defined in Section 13(b) of the Plan.

(m) "Service", as used in Section 5 of this Plan, shall mean service as a full time employee of the Company (as reflected in the Company's payroll records) or one of its subsidiaries.

3. Membership. All Officers shall be Participants. The Compensation Committee may designate any other employee as a Participant. After an employee becomes a Participant, such employee's membership shall continue until the employee's death or retirement, termination of employment by the Company for Cause or Disability, or termination of employment by such Participant other than for Good Reason.

4. Termination of Employment. Each Participant shall be entitled to receive the income continuation payments provided for in Section 5 of the Plan upon termination of such Participant's employment, unless such termination is (a) because of the Participant's death, Disability or retirement, (b) by the Company for Cause, or (c) by such Participant for any reason (other than for Good Reason which occurs within 120 days prior to the termination); provided that, if Notice of Termination is given prior to a Change in Control, such Participant shall have signed and delivered, in form and substance satisfactory to the General Counsel, a one-year non-compete agreement, a non-disparagement agreement, and a waiver, effectively waiving all claims against the Company (including its directors, officers, employees and agents) arising out of such Participant's employment, other than claims for payment post-termination of employment under the terms of this Plan and employee benefit and compensation plans of the Company, such waiver, non-disparagement agreement and a non-compete agreement to be delivered no later than the later of thirty days following (i) the date of Notice of Termination, or (ii) written request therefor by the Company.

5. Income Continuation.

(a) Subject to the provisions of Section 7 of the Plan, upon the termination of employment, pursuant to Section 4 of the Plan, of a Participant, who is an Officer or who, on the Date of Termination, has at least one year of Service, the Company shall pay to the Participant the sum of the Participant's annual base salary at the rate in effect at the time Notice of Termination is given plus the Participant's Annual Bonus (excluding performance stock/cash awards) under the I.C. Plan based on such rate, in equal monthly installments over a 12 month period following the Date of Termination, subject to Subsections (c) and (d) of this Section; provided that in the case of Notice of Termination given after a Change in Control, such 12 month period shall be extended to 36 months and such amount shall be payable in a lump sum following the Date of Termination, subject to Subsections (c) and (d) of this Section. As used in this Section 5 of the Plan, "Annual Bonus" means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Participant, or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Participant for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Participant participated in the I.C. Plan). Notwithstanding the foregoing, if termination occurred for Good Reason as specified in Section 2(h)(iii) or 2(h)(vi) of this Plan, the termination payments provided for in this Section 5(a) shall be calculated using the annual base salary and Annual Bonus as in effect immediately before the reduction of such annual base salary or Annual Bonus. (b) Subject to the provisions of Section 7 of the Plan, upon the termination of employment, pursuant to Section 4 of the Plan, of any other Participant, the Company shall pay to the Participant the sum of the Participant's annual base salary at the rate in effect at the time Notice of Termination is given plus the Participant's Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on such rate, in equal monthly installments over a period of 12 months following the Date of Termination. Notwithstanding the foregoing, if termination occurred for Good Reason as specified in Section 2(h)(iii) or 2(h)(vi) of this Plan, the termination payments provided for in this Section 5(a) shall be calculated using the annual base salary and Annual Bonus as in effect immediately before the reduction of such annual base salary or Annual Bonus.(c) All payments under subsections (a) and (b) of this Section 5 of the Plan shall commence, or be paid, on the first business day of the seventh month after the Participant's Date of Termination. Payments that would have been made during the six-month period following the Participant's Date of Termination shall be paid to the Participant on the first business day of the seventh month after the Participant's Date of Termination, without interest.

(d) Notwithstanding anything in the Plan to the contrary, (i) no payment shall be made with respect to any period beyond the date of the Participant's 65th birthday (including the portion of the lump sum payment described in Subsection (a) that relates to installment payments that would have been made after the Participant attained age 65 if the Participant would have received installment payments rather than the lump sum payment), and (ii) there shall be deducted from any payments required hereunder (x) any payments made with respect to any required notice period under any employment agreement between a Participant and the Company or one of its subsidiaries, (y) any payments received by the Participant under the Company's Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed hereunder and (z) any severance payments or termination payments received by the Participant from the Company or any of its direct or indirect subsidiaries required under the local laws of any country other than the United States. Payment that cannot otherwise be made to the Participant prior to the Participant's 65th birthday as a result of the six-month delay described in Subsection (c) of this Section shall be paid to the Participant on the first business day of the seventh month after the Participant's Date of Termination, without interest.

6. Other Payments. Subject to the provisions of Section 7 of the Plan, upon termination of the employment of a Participant pursuant to Section 4 of the Plan, the Company shall, in addition to the payments provided for in Section 5 of the Plan, pay to the Participant:

(a) All relocation payments described in Section 2(h)(v) of the Plan and all legal fees and expenses incurred by the Participant as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and

(b) During the period of two years following the Date of Termination, all reasonable expenses incurred by the Participant in seeking comparable employment with another employer to the extent not otherwise reimbursed to the Participant, including, without limitation, the fees and expenses of a reputable out placement organization, and reasonable travel, telephone and office expenses.

7. Competitive Employment. The Company, at its option, may discontinue any payments being made to any Participant pursuant to Section 5 or Section 6 of the Plan if such Participant engages in the operation or management of any business anywhere in the world, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such Participant was involved during the last two years of the Participant's employment by the Company. Ownership by such Participant of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such Participant a "stockholder" within the meaning of that term as used in this Section 7 of the Plan.

8. Maintenance of Other Benefit Plans. For a period of two (2) years following a Participant's Date of Termination, the Company shall maintain in full force and effect, for the continued benefit of each Participant entitled to receive, or who received, payments pursuant to Section 5 of the Plan, comprehensive medical and dental insurance, group life insurance, and financial planning and tax preparation and counseling services (but not including disability coverage) on the same basis as such Participant participated immediately prior to the Date of Termination, and further provided that if the Participant's continued participation is not permitted under the general terms and provisions of such plans and programs or applicable law, the Company shall provide equivalent benefits.

9. No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Participant as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Participant to the Company.

10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

11. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 Attention: Secretary, or by any Participant at the address on the records of the Company for such Participant, or if and when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Participant to be notified at such address. Either the Company or any Participant may, by notice to the other, change its address for receiving notices.

12. Funding. All payments provided for under this Plan for Participants (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder. Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Participant's employment except for termination where a Participant not be entitled to income continuation payments as provided in Section 4 and except as provided in Section 7 of the Plan.

13. Amendment and Termination.

(a) The Board of Directors may at any time or from time to time amend or terminate this Plan. No such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended or terminated without the consent of all persons who were Participants as of the date of such Change in Control (including those who have retired).

(b) In addition, no amendment or termination made within one year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to a person who, immediately prior to the commencement of such Prospective Change in Control, was a Participant, without the consent of such person (other than a benefit to any such person who is the person, or part of the group, making the offer, or negotiating to make the offer, which constitutes the Prospective Change in Control). As used herein, the term "Prospective Change in Control" means (i) any offer presented, directly or indirectly, to the Board of Directors of the Company which, if consummated, would constitute a Change in Control, or (ii) any negotiation with the Board of Directors or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

14. Claim and Appeal Procedure. This Section 14 of the Plan shall not apply after there has been a Change in Control.

The Company shall appoint a person or persons to adjudicate claims and appeals under the Plan (the "Administrator"). The Administrator shall provide adequate notice in writing to any Participant or to any beneficiary (the "Claimant") whose claim for benefits under the Plan has been denied. The Administrator's notice to the Claimant shall set forth:

(a) The specific reason for the denial;

(b) Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c) A description of any additional material and information that is needed;

(d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator's notice of denial of benefits. The Administrator's notice must further advise the Claimant that the Claimant's failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator's determination final, binding and conclusive; and

(e) The name and address to whom the Claimant may forward an appeal.

If the Claimant should appeal to the Administrator, the Claimant, or the Claimant's duly authorized representative, may submit, in writing, whatever issues and comments the Claimant or the Claimant's duly authorized representative feels are pertinent. The Claimant, or the Claimant's duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review. The Administrator's notice to the Claimant shall set forth:

(i) The specific reason for the denial;

(ii) Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim; and

(iv) A statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

15. Governing Law. This Plan, and the rights and obligations of the Company and the Participants hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.

16. Partial Invalidity. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.

_/s/ Roy Smith__________________ 10/16/2009

ROY SMITH DATE

_/s/Marilyn R. Charles____________ 10/21/2009

MARILYN R. CHARLES DATE

Exhibit B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 1st day of November, 2009, between Cytec Industries Inc., a Delaware corporation, whose address is Five Garret Mountain Plaza, West Paterson, New Jersey, 07424 ("Client"), and Steven C. Speak ("Consultant").

W I T N E S S E T H:

The parties hereto mutually agree as follows:

    Client retains Consultant on the terms and conditions hereinafter stated as consultant and advisor to Client with respect to management of all aspect of Client's engineered materials business. Consultant agrees to act as such consultant and advisor and to perform any requested services in a professional and efficient manner. Consultant agrees to schedule Consultant's hours and devote such time to the performance of services hereunder as is necessary to perform the services requested by Client provided Consultant shall not be obligated to provide more than 40 hours of service for Client in any calendar month. The expectation is that all services to be rendered hereunder by Consultant shall be rendered at Consultant's principal place of business although isolated instances of travel to Client's principal place of business or to the office of a customer of Client or to a lawyer's office or courtroom in the case of any litigation involving Client may be required.

    The term of this Agreement shall commence on November 1, 2009, and shall continue through October 31, 2010 except as set forth below. Consultant may terminate this agreement at any time upon one week advance written notice. Client may terminate this agreement at any time upon one week advance written notice if Consultant is unable to provide services hereunder as a result of Consultant's death, disability or acceptance of full-time employment.

    Client shall pay Consultant for his services hereunder $15,000 per month while this Agreement remains in effect whether or not any services are utilized in a month. Payment shall be made in arrears, and shall be prorated in the case of less than a full month. In addition, Client shall reimburse Consultant for such reasonable out-of-pocket traveling and living expenses (including reimbursement for economy class travel and accommodations, but excluding cost of travel between Consultant's place of business and Client's facilities located within fifty (50) miles of Consultant's place of business), as Consultant shall incur while away from Consultant's principal place of business on business for, and at the request of, Client. Consultant agrees to invoice Client monthly for any reimbursable expenses incurred, including such supporting documentation as may be reasonably requested by Client. Payment against such invoices shall be due within 20 days of the date of invoice.

    Consultant is engaged by the Client only for the purposes and to the extent set forth in this Agreement and, accordingly, nothing in this Agreement shall be considered to create the relationship of employer/employee between Client and Consultant. In performing services hereunder, Consultant shall function as an independent contractor and not as an employee or agent of Client. Consultant shall be solely and unconditionally responsible for any and all city, state and federal income taxes, social security withholding taxes, and any other self-employment tax obligation relating to the income which Consultant may derive from this Agreement. Client and Consultant shall report any and all payments made by Client pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Consultant's status as an independent contractor. Consultant's services hereunder shall not qualify for participation in any plans, arrangements or distributions by Client pertaining to, or in connection with, any pension, stock, bonus, profit-sharing, welfare or similar benefit plan offered by Client to its employees, and Consultant specifically waives any claims to any such benefits. Consultant shall have no right or power to enter into any contract or commitment on behalf of Client.

    If Consultant performs services at Client' premises, or at Client's direction, the premises of others, Consultant shall comply with all rules and regulations of such premises, including, but not limited to, Client's policies for the maintenance of a drug free work environment for its employees.

    This Agreement and the Retirement Agreement between the parties dated as of October 27, 2009 constitutes the entire understanding between the parties hereto relating to the subject matter hereof and may be amended only by a written instrument executed by both parties and specifically stating that it is an amendment of this Agreement.

    Any notice or request expressly provided for or permitted under this Agreement shall be in writing, shall be given either manually or by mail, facsimile message or other written means and shall be deemed sufficiently given if and when received by the party to be notified at its address first set forth in this Agreement or if and when mailed by registered or certified mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices and requests.

    EXHIBIT A, which is attached hereto, is hereby made a part of this Agreement.

    This Retirement Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties agree that any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in New Jersey. Each party irrevocably consents to the jurisdiction of such courts and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such party is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Retirement Agreement may not be enforced in or by such court.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

CYTEC INDUSTRIES INC.

__________________________ By:________________________

Name: Name:

Title:

E X H I B I T A

Attached hereto and constituting part of the Agreement made as of October 29, 2009, by and between CYTEC INDUSTRIES INC. ("Client") and Steven C. Speak ("Consultant").

* * * * * *

A. Consultant understands that in the performance of Consultant's services hereunder Consultant may obtain knowledge of "confidential information", as hereinafter defined, relating to the business of Client (or any of its subsidiary or affiliated companies). As used herein, "confidential information" means any information (including, without limitation, any formula, pattern, device, plan, process or compilation of information) which is, or is designed to be, used in the business of Client (or any of its subsidiary or affiliated companies) or results from its or their research and/or development activities,

    is private or confidential in that it is not generally known or available to the public and gives Client (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know or use it. Consultant shall not, without the written consent of an officer of Client, either during the term of this Agreement or thereafter, use or disclose any such confidential information outside Client (or any of its subsidiary or affiliated companies),

(ii) publish any article with respect thereto, or

(iii) except in the performance of Consultant's services hereunder, remove or aid in the removal from the premises of Client any such confidential information or any property or material which relates thereto.

B. (l) Consultant shall promptly disclose to Client any and all inventions, improvements, machines, appliances, processes, products, or the like (all of which are referred to herein as "inventions") which Consultant may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time while this Agreement is in effect which relate to Consultant's services hereunder.

(2) All such inventions shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for, and solely for the benefit of, Client.

(3) With respect to all such inventions, Consultant shall:

(i) treat all information with respect thereto as confidential information within the meaning of, and subject to, Paragraph A of this Exhibit;

(ii) keep complete and accurate records thereof, which records shall be the property of Client;

(iii) execute any application for letters patent of the United States and of any and all other countries covering such inventions, and give to Client, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

(iv) from time to time, upon the request and at the expense of Client, but without charge for services beyond the payments herein provided for, execute all assignments or other instruments required to transfer and assign to Client (or as it may direct) all inventions, and all patents and applications for patents covering such inventions or otherwise required to protect the rights and interests of Client;

(v) testify in any proceedings or litigation as to all such inventions; and

(vi) in any case Client shall desire to keep secret any such invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

Client shall make payments at reasonable hourly rates to Consultant for time actually spent by Consultant in the foregoing activities at the request of Client, if such activities occur after termination of this Agreement.